Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
July 21, 2006

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier-Ball	(614) 480-5413
Susan Stuart	(614) 480-3878	Maureen Brown	(614) 480-4588
HUNTINGTON BANCSHARES REPORTS:
•	2006 SECOND QUARTER NET INCOME OF $111.6 MILLION, UP 5%, AND EARNINGS PER COMMON SHARE OF $0.46, UP 2%

•	2006 SIX-MONTH NET INCOME OF $216.1 MILLION, UP 6%, AND EARNINGS PER COMMON SHARE OF $0.90, UP 5%

•	TARGETS 2006 FULL-YEAR GAAP EARNINGS PER COMMON SHARE OF $1.80-$1.83
     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2006 second quarter earnings of $111.6 million, or $0.46 per common share, up 5% and 2%, respectively, from $106.4 million, or $0.45 per common share, in the year-ago quarter. The lower percentage increase in earnings per common share compared to net income reflected the impact of the Unizan merger. Earnings in the 2006 first quarter were $104.5 million, or $0.45 per common share.
     Earnings for the first six months of 2006 were $216.1 million, or $0.90 per common share, up 6% and 5%, respectively, from $202.9 million, or $0.86 per common share, in 2005.
     Highlights compared with 2006 first quarter included:
•	Full quarter’s impact from the merger with Unizan Financial Corp. (Unizan) on March 1, 2006. Unizan had assets of $2.5 billion when acquired, including $1.6 billion of loans and leases, and core deposits of $1.5 billion. In the following discussion, “merger-adjusted” amounts and percentage changes represent reported results adjusted to exclude the impact of the merger. “Merger-related” amounts and percentage changes represent the impact attributable to the merger. “Merger costs” represent expenses associated with merger integration activities. Management believes these distinctions are helpful in better discerning underlying growth rates and in analyzing performance trends compared to prior periods. (See the Basis of Presentation discussion for an explanation of the methodology used to estimate the impact of the Unizan merger on reported results along with related reconciliation tables).

•	3.34% net interest margin, up from 3.32%.

•	30% annualized growth (11% merger-adjusted) in average total commercial loans.

•	6%, or $8.0 million ($4.8 million merger-related), increase in non-interest income before operating lease income, reflecting broad based growth in a number of key fee income categories including:
o	15% (12% merger-adjusted) increase in service charges on deposit accounts

o	14% (13% merger-adjusted) growth in mortgage banking income,

o	14% (12% merger-adjusted) growth in other service charges and fees.
•	0.21% annualized net charge-offs, down 18 basis points.

•	Stable period-end allowance for loan and lease losses (ALLL) ratio and slight decline in non-performing loans (NPLs).

•	$16.4 million increase in other real estate owned (OREO), reflecting a $12.6 million reclassification of foreclosed mortgage loans fully guaranteed by the U.S. government from over 90-day delinquent but still accruing loans.

•	6.46% period-end tangible common equity ratio, down from 6.97%, reflecting the repurchase of 8.1 million common shares, including 6.0 million in an accelerated stock repurchase transaction.
     “Second quarter net income and earnings per share were slightly above our expectations,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “The closing of the merger with Unizan Financial Corp. on March 1, 2006 favorably impacted reported growth rates of certain balance sheet and income statement items since this was the first full quarter after the merger. Yet, even excluding any impacts from the merger, we saw strength in some important areas.”
     “We were especially pleased that our net interest margin continued its trend of stability,” he noted. “Over the last 10 quarters, our net interest margin has remained within a narrow range of 3.29%-3.38%. This reflected our focus on disciplined loan and deposit pricing, as well as effective interest rate risk management. The strong merger-adjusted 11% annualized growth in average total commercial loans was also noteworthy, reflecting an almost two percentage point improvement in loan commitment utilization from the prior quarter. The continuation of a tough competitive environment made growing consumer loans and deposits a challenge. Average total core deposits on a merger-adjusted basis declined slightly as deposit pricing in our markets remained aggressive and we continued to exercise pricing discipline.”
     “We were also quite pleased with the linked-quarter merger-adjusted growth in important fee income categories. On a merger-adjusted basis, we saw 13% growth in mortgage banking income and 12% growth in service charges on deposit accounts, as well as in other service charges and fees. While merger-adjusted expenses increased, this was mostly in marketing, related to the timing of a television media campaign, as well as equipment expense, representing investments in growing and managing our business. We were also pleased that we generated positive operating leverage compared with the year-ago quarter.”
     “Underlying credit quality trends were strong,” he said. “Net charge-offs declined to 0.21%. With our provision for credit losses exceeding net charge-offs by $1.8 million, our allowance for loan losses ratio remained unchanged at 1.09%. Our 90-day delinquency ratio and NPLs remained stable. Though other real estate owned increased, this primarily reflected the reclassification of U.S. government guaranteed foreclosed loans from 90-day delinquent loans.”
     “Capital levels remained strong. As expected, our period end tangible common equity ratio declined, ending the quarter at 6.46%, due to the repurchase of 8.1 million common shares. This is at the high end of our 6.25%-6.50% targeted range. Our internal capital generation rate was 7%, and the expectation is that we will continue to generate excess capital in the second half of the year.”
     “A particular highlight was the completion of our very successful integration of Unizan’s 110,000 customer accounts to our technology platforms and the conversion of their banking offices to the Huntington brand.”
     “In sum, we continue to be quite pleased with our overall performance and remain optimistic about our prospects for the rest of the year. With earnings per share of $0.90 for the first half of the year, we are narrowing our full-year GAAP earnings targeted range to $1.80-$1.83 per share,” he concluded.
SECOND QUARTER PERFORMANCE DISCUSSION
Significant Factors Influencing Financial Performance Comparisons
     In addition to the first full quarter Unizan impact on results, other specific significant items impacting 2006 second quarter performance included (see Table 1 below):
•	$2.6 million pre-tax ($0.01 earnings per share) negative impact from current period Unizan merger costs, which consisted primarily of retention bonuses and occupancy, outside programming services, and marketing expenses.

•	$2.3 million pre-tax ($0.01 earnings per share) positive impact from equity investment gains.
Table 1 – Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(in millions, except per share)	After-tax		EPS

June 30, 2006 – GAAP earnings	$111.6		$0.46
• Unizan merger-related expenses	(2.6	) (3)	(0.01)
• Equity investment gains	2.3	(3)	0.01

March 31, 2006 – GAAP earnings	$104.5		$0.45
• MSR mark-to-market, net of hedge-related trading activity	4.6	(3)	0.01
• Adjustment to defer home equity annual fees	(2.4	) (3)	(0.01)
June 30, 2005 – GAAP earnings	$106.4		$0.45
• Net impact of federal tax loss carry back	6.6		0.03
• MSR valuation impairment, net of hedge-related trading activity	(4.0	) (3)	(0.01)
• Severance and consolidation expenses	(3.6	) (3)	(0.01)
• Write-off of equity investment	(2.1	) (3)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; after-tax unless otherwise noted

(3)	Pre-tax

Net Interest Income, Net Interest Margin, Loans and Leases, and Investment Securities
2006 Second Quarter versus 2005 Second Quarter
     Fully taxable equivalent net interest income increased $21.3 million, or 9% ($3.6 million, or 1% merger-adjusted), from the year-ago quarter, reflecting the favorable impact of a $2.7 billion, or 9%, increase in average earning assets, as the fully taxable equivalent net interest margin declined two basis points to 3.34%. Average total loans and leases increased $1.7 billion, or 7%. On a merger-adjusted basis, average total loans and leases were essentially unchanged from the year-ago quarter. This primarily reflected growth in commercial loans, residential mortgages, and home equity loans, mostly offset by a decline in total average automobile loans and leases as the program to sell of a portion of that production continued.
     Average total commercial loans increased $1.2 billion, or 12% (4% merger-adjusted), from the year-ago quarter. The $1.2 billion growth reflected a $0.6 billion, or 11%, increase in average middle market C&I loans, a $0.5 billion, or 13%, increase in average commercial real estate loans, and a $0.2 billion, or 10%, increase in average small business loans.
     Average residential mortgages increased $0.5 billion, or 13% (3% merger-adjusted), and average home equity loans increased $0.2 billion, or 5% (<1% merger-adjusted).
     Compared with the year-ago quarter, average total automobile loans and leases decreased $0.4 billion, or 9%, with Unizan having no material impact. The decrease reflected the combination of two factors, (1) the continuation of historically low production levels over this period due to low consumer demand and competitive pricing, and (2) the sale of automobile loans as the company’s program of selling a portion of current loan production continued. Average operating lease assets declined $0.3 billion, or 63%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was 16%, down from 19% a year ago.
     Average total investment securities increased $1.1 billion from the 2005 second quarter, attributed in part to the securities purchased in the 2006 first quarter related to Unizan.
2006 Second Quarter versus 2006 First Quarter
     Compared with the 2006 first quarter, fully taxable equivalent net interest income increased $18.7 million, or 8% ($6.9 million, or 3% merger-adjusted). This reflected a 6% increase in average total earnings assets, the benefit of one additional day in the current quarter, as well as a two basis point increase in the net interest margin to 3.34% from 3.32%. The prior quarter’s net interest margin was negatively impacted by about 3 basis points in that period related to an adjustment for annual fees related to home equity loans.
     Average total loans and leases increased $1.3 billion, or 5%, from the 2006 first quarter, including a $1.1 billion positive impact from the Unizan merger.
     Average total commercial loans increased $0.8 billion, or 7% (3% merger-adjusted), from the 2006 first quarter. The $0.8 billion increase reflected a $0.3 billion, or 6%, increase in average middle market C&I loans, a $0.3 billion, or 16%, increase in average small business loans, and a $0.2 billion, or 4%, increase in average commercial real estate loans.

     Average residential mortgages increased $0.3 billion, or 8% (1% merger-adjusted), and average home equity loans increased $0.2 billion, or 4% (1% merger-adjusted). The sluggish merger-adjusted growth in average residential mortgages and home equity loans reflected a decline in broker-originated activity, as well as credit underwriting and pricing discipline.
     Compared with the 2006 first quarter, average total automobile loans and leases declined 2%, with the Unizan merger having no material impact. The decline reflected a combination of factors including low demand for leases, as well as the company’s program of selling a portion of automobile loan and lease production. Average direct financing leases declined $0.1 billion, or 6%. Though direct financing lease production increased 47% from the prior quarter, the absolute level of production over the last several quarters has remained at historically low levels due to continued low consumer demand and competitive pricing. In contrast, average automobile loans increased 3%. Automobile loan production increased 12% from the prior quarter and represented the second highest level of quarterly production in the last nine quarters. Average operating lease assets declined slightly as this portfolio continued to run off.
     Average investment securities increased $0.4 billion from the 2006 first quarter, primarily merger-related.
Deposits
2006 Second Quarter versus 2005 Second Quarter
     Average total core deposits in the 2006 second quarter increased $1.9 billion, or 11%, from the year-ago quarter. Most of the $1.9 billion increase reflected a $1.7 billion increase in average certificates of deposit less than $100,000, with average non-interest bearing and interest bearing demand deposits up $0.2 billion and $0.1 billion, respectively. Average savings and other domestic time deposits declined $0.1 billion.
     On a merger-adjusted basis, average total core deposits increased $0.4 billion, or 2%, from the year-ago quarter, reflecting a $1.1 billion increase in average certificates of deposit less than $100,000, partially offset by a $0.6 billion decline in average savings and other domestic time deposits, and a $0.1 billion decline in average interest bearing demand deposits. This transfer of funds into certificates of deposit less than $100,000 and out of other deposit accounts reflected the continuation of customer preference for higher fixed rate term deposit accounts.
2006 Second Quarter versus 2006 First Quarter
     Average total core deposits in the 2006 second quarter increased $1.0 billion, or 5%, with most of the increase reflecting a $0.6 billion increase in average certificates of deposit less than $100,000. Average interest bearing and non-interest bearing demand deposits each increased $0.2 billion, or 3% and 5%, respectively. Average savings and other domestic time deposits were essentially flat.
     On a merger-adjusted basis, average total core deposits declined slightly, reflecting a $0.3 billion decrease in average savings and other domestic time deposits that was essentially offset by a $0.2 billion increase in certificates of deposit less than $100,000. This transfer of funds into certificates of deposit less than $100,000 and out of savings and other time deposits reflected the same factors impacting comparisons to the year-ago quarter noted above. Merger-adjusted average interest bearing and non-interest bearing demand deposits both increased slightly. Initiatives have been implemented targeted at growing these deposits.
Non-Interest Income
2006 Second Quarter versus 2005 Second Quarter
     Non-interest income increased $6.8 million, or 4%, from the year-ago quarter, despite a $23.2 million decline in operating lease income. That portfolio continued to run off since no automobile operating leases have been originated since April 2002. Non-interest income before operating lease income increased $30.1 million, or 25% ($7.2 million merger-related). The drivers of the $30.1 million increase included:
•	$22.7 million increase ($0.3 million merger-related) in mortgage banking income, reflecting an $18.5 million positive impact of MSR valuation adjustments due to a $10.2 million MSR temporary impairment in the year-ago quarter before hedge-related trading activity, as well as higher secondary marketing income in the current quarter.

•	$5.7 million, or 14%, increase in service charges on deposit accounts, reflecting a $4.7 million, or 18%, increase in personal service charges, primarily NSF/OD, and a $1.0 million, or 6%, increase in commercial service charge income. Of the $5.7 million reported increase, $1.6 million was merger-related, resulting in a 10% merger-adjusted increase.

•	$3.6 million, or 19%, increase in trust services income, reflecting (1) a $2.0 million increase in higher personal trust income, mostly merger-related, as managed assets increased 19%, (2) a $0.9 million increase in Huntington Fund fees reflecting 17% managed asset growth, and (3) a $0.6 million increase in institutional trust income due to higher servicing fees with less than one-third of the growth being merger-related. Of the $3.6 million reported increase, $1.7 million was merger-related, resulting in a 10% merger-adjusted increase.

•	$1.8 million, or 16%, increase in other service charges and fees, reflecting a $1.4 million, or 18%, increase in fees generated by higher debit card volume. Of the $1.8 million reported increase, $0.3 million was merger-related, resulting in a 13% merger-adjusted increase.

•	$0.8 million, or 6%, increase in brokerage and insurance income, reflecting higher brokerage income including a $1.3 million, or 21%, increase in annuity fee income as annuity sales volume increased 16%. Of the $0.8 million reported increase, $0.5 million was merger-related, resulting in a 3% merger-adjusted increase.
Partially offset by:
•	$5.6 million, or 22%, decline in other income, reflecting a $12.5 million negative impact in MSR hedge-related trading activities as the current quarter included a $6.7 million trading loss compared with a $5.7 million trading gain in the year-ago quarter. This negative impact was partially offset by a $3.0 million positive impact from equity investment gains, as well as a $2.1 million merger-related increase.

Table 2 – Non-interest Income Analysis

	2Q06	Better/(Worse)		2Q05
(in millions)		Amount	Percent
Total non-interest income – reported	$163.0	$6.8	4%	$156.2
Less: Operating lease income	14.9			38.1

Sub-total – reported	148.2	30.1	25	118.1
Less: Unizan merger-related (1)	7.2			N/A

Total non-interest income – adjusted	$141.0	$22.9	19%	$118.1

(1)	Estimated period impact
2006 Second Quarter versus 2006 First Quarter
     Non-interest income increased $3.5 million, or 2%, from the 2006 first quarter. However, excluding the impact of a $4.5 million decline in operating lease income as that portfolio continued to run off, non-interest income before operating lease income increased $8.0 million, or 6% ($4.8 million merger-related). Contributing to the $8.0 million increase were:
•	$6.0 million, or 15%, increase in service charges on deposit accounts. This reflected a $4.7 million, or 18%, increase in personal service charges, primarily NSF/OD, and a $1.3 million, or 8%, increase in commercial service charges. Of the $6.0 million reported increase, $1.1 million was merger-related, resulting in a 12% merger-adjusted increase.

•	$2.5 million, or 14%, increase in mortgage banking income, reflecting a $2.9 million increase in secondary marketing income. Of the $2.5 million reported increase, $0.2 million was merger-related, resulting in a 13% merger-adjusted increase.

•	$1.6 million, or 14%, increase in other service charges and fees reflecting an increase in debit card fees. Of the $1.6 million reported increase, $0.2 million was merger-related, resulting in a 12% merger-adjusted increase.

•	$1.4 million, or 7%, increase in trust services income, reflecting (1) $0.8 million increase in personal trust income, all merger-related, (2) $0.3 million increase in Huntington Fund fees due to 2% growth in managed assets, and (3) $0.2 million increase in institutional trust servicing fees, primarily merger-related. Of the $1.4 million reported increase, $1.1 million was merger-related, resulting in a 1% merger-adjusted increase.
Partially offset by:
•	$3.0 million, or 14%, decline in other income, primarily reflecting the negative impact of a $2.1 million increase in MSR hedge-related trading losses, $1.5 million decline in other capital market-related income, and losses from low income housing tax credit investments in the current quarter, which were only partially offset by the benefit from a $1.4 million merger-related increase.

•	$0.8 million, or 6%, decline in brokerage and insurance income despite a $0.3 million positive merger-related impact, due primarily to lower insurance income, reflecting lower sales of an automobile loan insurance product, as well as title insurance.

Table 3 – Non-interest Income Analysis

	2Q06	Better/(Worse)		1Q06
(in millions)		Amount	Percent
Total non-interest income – reported	$163.0	$3.5	2%	$159.5
Less: Operating lease income	14.9			19.4

Sub-total – reported	148.2	8.0	6	140.1
Less: Unizan merger-related (1)	7.2			2.4

Total non-interest income – adjusted	$141.0	$3.2	2%	$137.8

(1)	Estimated period impact
Non-Interest Expense
2006 Second Quarter versus 2005 Second Quarter
     Non-interest expense increased $4.2 million, or 2%, from the year-ago quarter, despite an $18.1 million decline in operating lease expense as that portfolio continued to run off. Non-interest expense before operating lease expense increased $22.3 million, or 10%, from the year-ago quarter, with $20.6 million attributable to Unizan ($18.0 merger-related plus $2.6 million of merger costs). The primary drivers of the $22.3 million increase were:
•	$13.8 million, or 11%, increase in personnel expense with Unizan contributing $8.4 million of the increase ($7.7 million merger-related plus $0.7 million of merger costs), as well as $4.3 million due to the expensing of stock options, which began in 2006.

•	$3.4 million, or 50%, higher marketing expense with Unizan contributing $0.9 million of the increase ($0.3 million merger-related plus $0.6 million of merger costs), due primarily to television commercial advertising, including up-front development costs.

•	$2.8 million increase in the amortization of intangibles, all merger-related.

•	$2.4 million, or 15%, increase in equipment expense with Unizan contributing $0.6 million of the increase ($0.5 million merger-related plus $0.1 million of merger costs), reflecting higher depreciation expense.

•	$1.5 million, or 8%, increase in outside data processing and other services with Unizan contributing $1.2 million of the increase ($0.5 million merger-related plus $0.7 million of merger costs), reflecting higher appraisal and debit card processing expense.
Partially offset by:
•	$3.1 million, or 33%, decline in professional services. Though Unizan added $1.6 million to current period expense ($1.5 million merger-related plus $0.1 million of merger costs), this was more than offset by lower consulting expense as the year-ago quarter included SEC and regulatory-related expenses, as well as other consulting costs.
     Discerning underlying non-interest expense performance requires adjusting reported non-interest expense so expenses in different periods can be analyzed on a comparable basis. Excluding operating lease expense is helpful because its decline may overstate the impact of expense control efforts. Conversely, the merger with Unizan, as well as the expensing of stock options that began in 2006, adds expenses that previously did not exist and may leave the opposite impression.
     Table 4 shows that when second quarter reported total non-interest expense is adjusted to exclude operating lease expense, stock option expense, Unizan expenses including the increase in intangible amortization resulting from the merger, as well as merger-related expenses, underlying non-interest expense decreased 1% from the year-ago quarter.
Table 4 – Non-interest Expense Analysis

	2Q06	Better/(Worse)		2Q05
(in millions)		Amount	Percent
Total non-interest expense – reported	$252.4	$(4.2)	(2)%	$248.1
Less: Operating lease expense	10.8			28.9

Sub-total – reported	241.6	(22.3)	(10)	219.3
Less: Stock option expense	4.3			N/A
Unizan merger-related (1)	18.0			N/A
Unizan merger costs	2.6			N/A

Total non-interest expense – adjusted	$216.7	$2.6	1%	$219.3

(1)	Includes estimated period impact plus increased intangible amortization
2006 Second Quarter versus 2006 First Quarter
     Non-interest expense increased $13.9 million, or 6%, from the 2006 first quarter despite a $3.8 million decline in operating lease expense as that portfolio continued to run off. Non-interest expense before operating lease expense increased $17.7 million, or 8%, with $13.6 million attributable to Unizan ($12.0 million merger-related and $1.6 million of merger-costs). The primary drivers of the $17.7 million increase included:
•	$6.3 million, or 5%, increase in personnel costs with Unizan contributing $5.7 million of the increase ($5.2 million merger-related plus $0.5 million of merger costs).

•	$3.4 million, or 21%, increase in other expense with Unizan contributing $2.1 million of the increase ($2.0 million merger-related plus $0.1 million of merger costs).

•	$3.1 million, or 42%, higher marketing expense with Unizan contributing $0.6 million of the increase ($0.2 million merger-related plus $0.4 million of merger costs), due to television commercial costs (see above).

•	$1.9 million increase in amortization of intangibles, all merger-related.

•	$1.5 million, or 9%, increase in equipment expense with Unizan contributing $0.4 million of the increase ($0.3 million merger-related plus $0.1 million of merger costs), reflecting higher depreciation expense associated with the upgrade of a number of operating and administrative systems.
     Table 5 shows that when 2006 first and second quarter reported total non-interest expense is adjusted to exclude operating lease expense and Unizan merger-related expenses, including the increase in intangible amortization resulting from current-period merger-related expenses, non-interest expense increased 2% from the 2006 first quarter.

Table 5 – Non-interest Expense Analysis

	2Q06	Better/(Worse)		1Q06
(in millions)		Amount	Percent
Total non-interest expense – reported	$252.4	$(13.9)	(6)%	$238.4
Less: Operating lease expense	10.8			14.6

Sub-total – reported	241.6	(17.7)	(8)	223.8
Less: Unizan merger-related (1)	18.0			5.9
Unizan merger costs	2.6			1.0

Total non-interest expense – adjusted	$221.0	$(4.1)	(2)%	$216.9

(1) Includes estimated period impact plus increased intangible amortization
Operating Leverage
     Reported total revenues in the 2006 second quarter increased 7% from the year-ago quarter with reported total non-interest expense increasing 2%, resulting in reported positive operating leverage of 5%. This overstates operating leverage performance between these two periods because of the impact of operating lease accounting and other large items that affect comparability (see Table 6). After adjusting for operating lease accounting and such items, adjusted total revenue grew 12% with adjusted total expenses increasing at 10%, resulting in positive 2% operating leverage.
Table 6 — Operating Leverage Analysis

			Better /(Worse)
(in millions)	2Q06	2Q05	Amount	Percent

Revenue FTE – Reported (1)	$429.2	$401.0	$28.2	7.0%

• Operating lease expense	(10.8)	(28.9)
• Securities losses (gains)	—	0.3

Revenue FTE – Adjusted	$418.4	$372.5	$45.9	12.3%

Non-interest expense – Reported	$252.4	$248.1	$4.3	1.7%

• Operating lease expense	(10.8)	(28.9)
• Amortization of intangibles	(3.0)	(0.2)
• Unizan merger costs	(2.6)	—
• SEC/Regulatory expenses	—	(1.7)
• Severance and consolidation expenses	—	(3.6)

Non-interest expense – Adjusted	$235.9	$213.8	$(22.1)	(10.3)%

Operating leverage – Reported				5.3%

Operating leverage – Adjusted				2.0%

Efficiency ratio (2) – Reported	58.1%	61.8%

Efficiency ratio (2) – Adjusted	56.4%	57.4%

(1)	Fully taxable equivalent net interest income + non-interest income

(2)	Non-interest expense less amortization of intangibles, divided by net interest income (FTE) and non-interest income excluding securities gains (losses)

Income Taxes
     The company’s effective tax rate was 29.0% in the 2006 second quarter, up from 22.3% in the year-ago quarter, and 28.1% in the 2006 first quarter. As previously disclosed, the effective tax rate in each quarter of 2005 included the positive impact on net income due to a federal tax loss carry back.
Credit Quality
     Total net charge-offs for the 2006 second quarter were $14.0 million, or an annualized 0.21% of average total loans and leases. This was down from $16.3 million, or an annualized 0.27%, in the year-ago quarter. It was also down from $24.2 million, or an annualized 0.39%, of average total loans and leases in the 2006 first quarter, with 11 basis points of the decrease in the net charge-off ratio, or $6.5 million, related to the 2006 first quarter resolution of certain commercial loans that were classified as NPLs. Reserves were established for these commercial loans in the 2005 fourth quarter.
     Total commercial net charge-offs in the second quarter were $3.4 million, or an annualized 0.12%, down $2.1 million from $5.6 million, or an annualized 0.21%, in the year-ago quarter. Compared with the 2006 first quarter, current period total commercial net charge-offs decreased $7.1 million, reflecting the resolution of $6.5 million of loans classified as NPLs in the 2005 fourth quarter noted above.
     Total consumer net charge-offs in the current quarter were $10.5 million, or an annualized 0.30% of average related loans, down slightly from $10.7 million, or 0.31%, in the year-ago quarter. Compared with the 2006 first quarter, total consumer net charge-offs decreased $3.1 million from $13.7 million, or an annualized 0.40% of average related loans.
     NPAs were $171.1 million at June 30, 2006, and represented 0.65% of related assets, up $73.7 million from $97.4 million, or 0.40% of related assets, at the end of the year-ago quarter, and up $16.2 million from $154.9 million, or 0.59% of related assets, at March 31, 2006. The increase from March 31, 2006, reflected a $16.4 million increase in other real estate owned (OREO) and included $12.6 million due to a reclassification of foreclosed mortgage loans fully guaranteed by the U.S. government from over 90-day delinquent but still accruing loans. Huntington services mortgage loans for GNMA. When loans sold to GNMA become 120 days delinquent, Huntington may repurchase them and begin foreclosure. In accordance with FAS 140, such loans that are eligible for repurchase are recorded as loans on the balance sheet. When those loans are foreclosed, such loans are then recorded as OREO. This change in the reporting for GNMA-guaranteed OREO also accounted for the $12.5 million increase in total NPAs guaranteed by the U.S. government from the end of the 2006 first quarter to $30.7 million from $18.3 million at March 31, 2006.
     NPLs, which exclude OREO, increased $51.4 million from the year-earlier period to $135.3 million at June 30, 2006, with $32.8 million representing NPLs acquired in the Unizan merger. NPLs declined slightly from March 31, 2006. NPLs expressed as a percent of total loans and leases were 0.51% at June 30, 2006, up from 0.34% a year earlier, but down slightly from 0.52% at March 31, 2006.

     The over 90-day delinquent but still accruing, ratio was 0.19% at June 30, 2006, down from 0.22% at the end of the year-ago quarter, and from 0.20% at March 31, 2006, with these declines reflecting the reclassification of GNMA-guaranteed foreclosed OREO noted above. Over the last five quarters, the 90-day delinquency ratio has been relatively stable and remained at a low relative level compared with the last five-year period.
Allowances for Credit Losses (ACL) and Loan Loss Provision
     We maintain two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).
     The June 30, 2006, ALLL was $287.5 million, $32.7 million higher than $254.8 million a year earlier, and $3.7 million higher than $283.8 million at March 31, 2006. Expressed as a percent of period-end loans and leases, the ALLL ratio at June 30, 2006, was 1.09%, up from 1.04% a year ago, but unchanged from March 31, 2006. Table 7 shows the change in the ALLL ratio and each reserve component for the 2006 first and second quarters, as well as the 2005 second quarter.
Table 7 – Components of ALLL as Percent of Total Loans and Leases

				2Q06 change from
	2Q06	1Q06	2Q05	1Q06	2Q05
Transaction reserve (1)	0.89%	0.88%	0.82%	0.01%	0.07%
Economic reserve	0.20	0.21	0.22	(0.01)	(0.02)

Total ALLL	1.09%	1.09%	1.04%	—%	0.05%

(1)	Includes specific reserve
     The ALLL as a percent of NPLs was 213% at June 30, 2006, down from 304% a year ago, but up from 209% at March 31, 2006. The ALLL as a percent of NPAs was 168% at June 30, 2006, down from 262% a year ago, and from 183% at March 31, 2006.
     At June 30, 2006, the AULC was $38.9 million, up from $37.5 million at the end of the year-ago quarter, but down slightly from March 31, 2006.
     On a combined basis, the ACL as a percent of total loans and leases at June 30, 2006, was 1.24%, up from 1.19% a year ago, but unchanged from March 31, 2006. The ACL as a percent of NPAs was 191% at June 30, 2006, down from 300% a year earlier and 209% at March 31, 2006.
     The provision for credit losses in the 2006 second quarter was $15.7 million, and exceeded net charge-offs by $1.8 million. The current quarter provision for credit losses was up $2.9 million from the year-ago quarter, but was down $3.8 million from the 2006 first quarter.
Capital
     At June 30, 2006, the tangible equity to assets ratio was 6.46%, down from 7.36% a year ago and from 6.97% at March 31, 2006. At June 30, 2006, the tangible equity to risk-weighted assets ratio was 7.29%, down from 8.05% at the end of the year-ago quarter and from 7.80% at March 31, 2006. The decrease in the tangible equity to assets ratio from the year-ago period reflected approximately two basis points related to the issuance of capital for the Unizan merger, as well as 138 basis points, due to the impact of share repurchases. The decrease in the tangible equity to assets ratio from March 31, 2006 reflected approximately 53 basis points related to the impact of the share repurchases.
     During the quarter, 8.1 million shares of common stock were repurchased in the open market, leaving 6.9 million shares available for purchase under the 15 million share repurchase authorization announced April 20, 2006.
2006 OUTLOOK
     When earnings guidance is given, it is the company’s practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes unusual or one-time items, as well as selected items where the timing and financial impact is uncertain, until such time as the impact can be reasonably forecasted.
     Below is a list of more specific 2006 full-year performance assumptions, none of which have changed from prior guidance in April 2006:
•	Revenue growth in the low- to mid-single digits (1)

•	Relatively stable net interest margin comparable to the 2006 second quarter level.

•	Expense growth in the low-single digit range (1)

•	Revenue that grows faster than expenses, resulting in positive operating leverage and continued improvement in the reported efficiency ratio (1)

•	A net charge-off ratio slightly below, or at, the lower end of the company’s 0.35%-0.45% targeted range

•	Relatively stable NPA and allowance for loan and lease loss ratios from levels at June 30, 2006.

(1)	Excluding operating lease accounting impact.
     Within this type of environment, and given actual six-month 2006 GAAP earnings of $0.90 per share, targeted full-year 2006 GAAP earnings is being narrowed to $1.80-$1.83 per share.

Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 1973909. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through July 31, 2006 at 800-642-1687; conference ID 1973909.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Risk Factors” included in Item 1A of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2005, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.
Estimating the Impact on Balance Sheet and Income Statement Results Due to the Unizan Merger
     The merger with Unizan Financial Corp. (Unizan) was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans, and core deposits of $1.5 billion. When comparing post-merger period results to pre-merger periods, the term “merger-adjusted” refers to amounts and percentage changes that represent reported results adjusted to exclude the impact of the merger. The term “merger-related” refers to amounts and percentage changes representing the impact attributable to the merger. “Merger costs” represent expenses associated with merger integration activities. Management believes these distinctions are helpful in better discerning underlying growth rates and in analyzing performance trends compared to prior periods. The following methodology has been implemented to estimate the approximate effect of the Unizan merger used to determine “merger-adjusted” and “merger-related” impacts.
     Balance Sheet Items
     For loans and leases, as well as core deposits, balances as of the acquisition date are pro-rated to the post-merger period being used in the comparison. For example, to estimate the impact on 2006 first quarter average balances, one-third of the closing date balance was used as those balances were in reported results for only one month of the quarter. Full quarter and year-to-date estimated impacts were developed using this same pro-rata methodology. This methodology assumes acquired balances will remain constant over time.
     The following tables reconcile selected GAAP/reported results to results adjusted for the impact of the Unizan merger using this methodology:

2006 Second Quarter versus 2005 Second Quarter
Table 8

		Change
Averages (in millions)	2Q06	Amount	Percent	2Q05
Total loans and leases – reported	$26,201	$1,743	7.1%	$24,458
Less: Unizan merger-related	1,663			N/A

Total loans and leases – adjusted	$24,538	$80	0.3%	$24,458

Total commercial loans – reported	$11,956	$1,242	11.6%	$10,714
Less: Unizan merger-related	793			N/A

Commercial loans – adjusted	$11,163	$449	4.2%	$10,714

Home equity loans – reported	$4,872	$236	5.1%	$4,636
Less: Unizan merger-related	223			N/A

Home equity loans – adjusted	$4,649	$13	0.3%	$4,636

Residential mortgages – reported	$4,629	$549	13.5%	$4,080
Less: Unizan merger-related	409			N/A

Residential mortgages – adjusted	$4,220	$140	3.4%	$4,080

Total core deposits – reported	$18,908	$1,929	11.4%	$16,979
Less: Unizan merger-related	1,547			N/A

Total core deposits – adjusted	$17,361	$382	2.3%	$16,979
2006 Second Quarter versus 2006 First Quarter
Table 9

		Change
				Percent
Averages (in millions)	2Q06	Amount	Percent	Annualized	1Q06
Total loans and leases – reported	$26,201	$1,271	5.1%	20.4%	$24,931
Less: Unizan merger-related	1,663				554

Total loans and leases – adjusted	$24,538	$161	0.7%	2.6%	$24,377

Total commercial loans – reported	$11,956	$826	7.4%	29.7%	$11,130
Less: Unizan merger-related	793				264

Commercial loans – adjusted	$11,163	$297	2.7%	10.9%	$10,866

Home equity loans – reported	$4,872	$178	3.8%	15.2%	$4,694
Less: Unizan merger-related	223				74

Home equity loans – adjusted	$4,649	$29	0.6%	2.5%	$4,620

Residential mortgages – reported	$4,629	$323	7.5%	30.0%	$4,306
Less: Unizan merger-related	409				136

Residential mortgages – adjusted	$4,220	$50	1.2%	4.8%	$4,170

Total core deposits – reported	$18,908	$966	5.4%	21.5%	$17,942
Less: Unizan merger-related	1,547				516

Total core deposits – adjusted	$17,361	$(65)	(0.4)%	(1.5)%	$17,426
     Income Statement Items
     For income statement line items, Unizan’s actual full year results for 2005 were used for pro-rating the impact on post-merger periods. For example, to estimate the 2006 first quarter impact of the merger on personnel costs, one-twelfth of Unizan’s full-year 2005 personnel costs was used. Full quarter and year-to-date estimated impacts were developed using this same pro-rata methodology. This results in an approximate impact since the methodology does not adjust for any unusual items or seasonal factors in Unizan 2005 reported results. The one exception to this methodology relates to the amortization of intangibles expense where the actual post-merger amount was used.

     The following tables reconcile selected GAAP/reported results to results adjusted for the impact of the Unizan merger using this methodology:
2006 Second Quarter versus 2005 Second Quarter
Table 10

		Change
(in millions)	2Q06	Amount	Percent	2Q05
Net-interest Income
Net interest income (FTE) – reported	$266,179	$21,318	8.7%	$244,861
Less: Unizan merger-related	17,694			N/A

Net interest income (FTE) – adjusted	$248,485	$3,624	1.5%	$244,861

Non-interest Income
Total non-interest income before operating lease income – reported	$148,168	$30,095	25.5%	$118,073
Less: Unizan merger-related	7,177			N/A

Total non-interest income before operating lease income – adjusted	$140,991	$22,918	19.4%	$118,073

Service charges on deposit accounts – reported	$47,225	$5,709	13.8%	$41,516
Less: Unizan merger-related	1,577			N/A

Service charges on deposit accounts – adjusted	$45,648	$4,132	10.0%	$41,516

Trust services – reported	$22,676	$3,563	18.6%	$19,113
Less: Unizan merger-related	1,654			N/A

Trust services – adjusted	$21,022	$1,909	10.0%	$19,113

Brokerage and insurance – reported	$14,345	$801	5.9%	$13,544
Less: Unizan merger-related	457			N/A

Brokerage and insurance – adjusted	$13,888	$344	2.5%	$13,544

Other service charges and fees – reported	$13,072	$1,820	16.2%	$11,252
Less: Unizan merger-related	310			N/A

Other service charges and fees – adjusted	$12,762	$1,510	13.4%	$11,252

Mortgage banking – reported	$20,355	$22,731	N.M.	$(2,376)
Less: Unizan merger-related	257			N/A

Mortgage banking – adjusted	$20,098	$22,474	N.M.	$(2,376)

Other – reported	$19,394	$(5,580)	(22.3)%	$24,974
Less: Unizan merger-related	2,137			N/A

Other – adjusted	$17,257	$(7,717)	(30.9)%	$24,974

Non-interest Expense
Total non-interest expense before operating lease expense – reported	$241,555	$22,298	10.2%	$219,257
Less: Unizan merger-related	17,955			N/A
Unizan merger costs	2,637			N/A

Total non-interest expense before operating lease expense – adjusted	$220,963	$1,706	0.8%	$219,257

Personnel costs – reported	$137,904	$13,814	11.1%	$124,090
Less: Unizan merger-related	7,726			N/A
Unizan merger costs	706			N/A

Personnel costs – adjusted	$129,472	$5,382	4.3%	$124,090

Table 10 (cont’d)

		Change
(in millions)	2Q06	Amount	Percent	2Q05
Net occupancy – reported	$17,927	$670	3.9%	$17,257
Less: Unizan merger-related	1,291			N/A
Unizan merger costs	260			N/A

Net occupancy – adjusted	$16,376	$(881)	(5.1)%	$17,257

Outside data processing and other services – reported	$19,569	$1,456	8.0%	$18,113
Less: Unizan merger-related	501			N/A
Unizan merger costs	691			N/A

Outside data processing and other services – adjusted	$18,377	$264	1.5%	$18,113

Equipment– reported	$18,009	$2,372	15.2%	$15,637
Less: Unizan merger-related	516			N/A
Unizan merger costs	40			N/A

Equipment – adjusted	$17,453	$1,816	11.6%	$15,637

Professional services – reported	$6,292	$(3,055)	(32.7)%	$9,347
Less: Unizan merger-related	1,473			N/A
Unizan merger costs	89			N/A

Professional services – adjusted	$4,730	$(4,617)	(49.4)%	$9,347

Marketing – reported	$10,374	$3,440	49.6%	$6,934
Less: Unizan merger-related	267			N/A
Unizan merger costs	588			N/A

Marketing – adjusted	$9,519	$2,585	37.3%	$6,934
Other – reported	$19,734	$153	0.8%	$19,581
Less: Unizan merger-related	3,028			N/A
Unizan merger costs	38			N/A

Other – adjusted	$16,668	$(2,913)	(14.9)%	$19,581
2006 Second Quarter versus 2006 First Quarter
Table 11

		Change
(in millions)	2Q06	Amount	Percent	1Q06
Net-interest Income
Net interest income (FTE) – reported	$266,179	$18,663	7.5%	$247,516
Less: Unizan merger-related	17,694			5,898

Net interest income (FTE) – adjusted	$248,485	$6,867	2.8%	$241,618

Non-interest Income
Total non-interest income before operating lease income – reported	$148,168	$8,024	5.7%	$140,144
Less: Unizan merger-related	7,177			2,392

Total non-interest income before operating lease income – adjusted	$140,991	$3,239	2.4%	$137,752

Service charges on deposit accounts – reported	$47,225	$6,003	14.6%	$41,222
Less: Unizan merger-related	1,577			526

Service charges on deposit accounts – adjusted	$45,648	$4,952	12.2%	$40,696

Trust services – reported	$22,676	$1,398	6.6%	$21,278
Less: Unizan merger-related	1,654			551

Trust services – adjusted	$21,022	$295	1.4%	$20,727

Brokerage and insurance – reported	$14,345	$(848)	(5.6)%	$15,193
Less: Unizan merger-related	457			152

Brokerage and insurance – adjusted	$13,888	$(1,153)	(7.7)%	$15,041

Table 11 (cont’d)

		Change
(in millions)	2Q06	Amount	Percent	1Q06
Other service charges and fees – reported	$13,072	$1,563	13.6%	$11,509
Less: Unizan merger-related	310			103

Other service charges and fees – adjusted	$12,762	$1,356	11.9%	$11,406

Mortgage banking – reported	$20,355	$2,523	14.1%	$17,832
Less: Unizan merger-related	257			86

Mortgage banking – adjusted	$20,098	$2,352	13.3%	$17,746

Other – reported	$19,394	$(3,046)	(13.6)%	$22,440
Less: Unizan merger-related	2,137			712

Other – adjusted	$17,257	$(4,471)	(20.6)%	$21,728

Non-interest Expense
Total non-interest expense before operating lease expense – reported	$241,555	$17,747	7.9%	$223,808
Less: Unizan merger-related	17,955			5,923
Unizan merger costs	2,637			1,013

Total non-interest expense before operating lease expense – adjusted	$220,963	$4,091	1.9%	$216,872

Personnel costs – reported	$137,904	$6,347	4.8%	$131,557
Less: Unizan merger-related	7,726			2,575
Unizan merger costs	706			202

Personnel costs – adjusted	$129,472	$692	0.5%	$128,780

Net occupancy – reported	$17,927	$(39)	(0.2)%	$17,966
Less: Unizan merger-related	1,291			430
Unizan merger costs	260			—

Net occupancy – adjusted	$16,376	$(1,160)	(6.6)%	$17,536

Outside data processing and other services – reported	$19,569	$(282)	(1.4)%	$19,851
Less: Unizan merger-related	501			167
Unizan merger costs	691			646

Outside data processing and other services – adjusted	$18,377	$(661)	(3.5)%	$19,038

Equipment– reported	$18,009	$1,506	9.1%	$16,503
Less: Unizan merger-related	516			172
Unizan merger costs	40			5

Equipment – adjusted	$17,453	$1,126	6.9%	$16,326

Professional services – reported	$6,292	$927	17.3%	$5,365
Less: Unizan merger-related	1,473			491
Unizan merger costs	89			13

Professional services – adjusted	$4,730	$(131)	(2.7)%	$4,861

Marketing – reported	$10,374	$3,073	42.1%	$7,301
Less: Unizan merger-related	267			89
Unizan merger costs	588			146

Marketing – adjusted	$9,519	$2,453	34.7%	$7,066

Other – reported	$19,734	$3,443	21.1%	$16,291
Less: Unizan merger-related	3,028			1,009
Unizan merger costs	38			—

Other – adjusted	$16,668	$1,386	9.1%	$15,285

Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
     Huntington Bancshares Incorporated is a $36 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through over 375 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
(Unaudited)

	2006		2005	Percent Changes vs.
(in thousands, except per share amounts)	Second	First	Second	1Q06	2Q05

Net interest income	$262,195	$243,680	$241,900	7.6%	8.4%
Provision for credit losses	15,745	19,540	12,895	(19.4)	22.1
Non-interest income	163,019	159,534	156,170	2.2	4.4
Non-interest expense	252,359	238,415	248,136	5.8	1.7

Income before income taxes	157,110	145,259	137,039	8.2	14.6
Provision for income taxes	45,506	40,803	30,614	11.5	48.6

Net Income	$111,604	$104,456	$106,425	6.8%	4.9%

Net income per common share — diluted	$0.46	$0.45	$0.45	2.2%	2.2%
Cash dividends declared per common share	0.250	0.250	0.215	—	16.3
Book value per common share at end of period	12.38	12.56	11.40	(1.4)	8.6
Tangible book value per common share at end of period	9.70	9.95	10.45	(2.5)	(7.2)

Average common shares — basic	241,729	230,968	232,217	4.7	4.1
Average common shares — diluted	244,538	234,363	235,671	4.3	3.8

Return on average assets	1.25%	1.26%	1.31%
Return on average shareholders’ equity	14.9	15.5	16.3
Net interest margin (1)	3.34	3.32	3.36
Efficiency ratio (2)	58.1	58.3	61.8
Effective tax rate	29.0	28.1	22.3

Average loans and leases	$26,201,420	$24,931,138	$24,457,747	5.1	7.1
Average loans and leases — linked quarter annualized growth rate.	20.4%	7.6%	10.1%
Average earning assets	$31,984,715	$30,206,257	$29,248,535	5.9	9.4
Average total assets	35,690,312	33,488,628	32,619,845	6.6	9.4
Average core deposits (3)	18,907,918	17,942,442	16,979,208	5.4	11.4
Average core deposits — linked quarter annualized growth rate (3)	21.5%	13.8%	(1.7)%
Average shareholders’ equity	$2,995,043	$2,729,188	$2,618,579	9.7	14.4

Total assets at end of period	36,265,777	35,665,909	32,988,974	1.7	9.9
Total shareholders’ equity at end of period	2,939,156	3,080,180	2,630,775	(4.6)	11.7

Net charge-offs (NCOs)	13,952	24,216	16,264	(42.4)	(14.2)
NCOs as a % of average loans and leases	0.21%	0.39%	0.27%
Non-performing loans and leases (NPLs)	$135,263	$135,509	$83,860	(0.2)	61.3
Non-performing assets (NPAs)	171,068	154,893	97,418	10.4	75.6
NPAs as a % of total loans and leases and other real estate (OREO)	0.65%	0.59%	0.40%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.09	1.09	1.04
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.24	1.24	1.19
ALLL as a % of NPLs	213	209	304
ALLL as a % of NPAs	168	183	262

Tier 1 risk-based capital ratio (4)	8.45	8.94	9.18
Total risk-based capital ratio (4)	11.51	12.12	12.39
Tier 1 leverage ratio (4)	7.62	8.53	8.50
Average equity / assets	8.39	8.15	8.03
Tangible equity / assets (5)	6.46	6.97	7.36

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($3.0 million for 2Q 2006, $1.1 million for 1Q 2006 and $0.2 million for 2Q 2005) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and certificates of deposit less than $100,000.

(4)	June 30, 2006 figures are estimated.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

HUNTINGTON BANCSHARES INCORPORATED
Year To Date Key Statistics
(Unaudited)

	Six Months Ended June 30,		Change
(in thousands, except per share amounts)	2006	2005	Amount	Percent

Net interest income	$505,875	$477,098	$28,777	6.0%
Provision for credit losses	35,285	32,769	2,516	7.7
Non-interest income	322,553	324,220	(1,667)	(0.5)
Non-interest expense	490,774	506,413	(15,639)	(3.1)

Income before income taxes	302,369	262,136	40,233	15.3
Provision for income taxes	86,309	59,192	27,117	45.8

Net Income	$216,060	$202,944	$13,116	6.5%

Net Income per common share — diluted	$0.90	$0.86	$0.04	4.7%
Cash dividends declared per common share	0.500	0.415	0.09	20.5

Average common shares — basic	236,349	232,021	4,328	1.9
Average common shares — diluted	239,451	235,362	4,089	1.7

Return on average assets	1.26%	1.26%
Return on average shareholders’ equity	15.2	15.9
Net interest margin (1)	3.33	3.34
Efficiency ratio (2)	58.2	62.7
Effective tax rate	28.5	22.6

Average loans and leases	$25,574,429	$24,158,775	$1,415,654	5.9
Average earning assets	31,105,040	29,188,614	1,916,427	6.6
Average total assets	34,600,193	32,600,549	1,999,644	6.1
Average core deposits (3)	18,427,847	17,014,890	1,412,956	8.3
Average shareholders’ equity	2,862,850	2,573,126	289,724	11.3

Net charge-offs (NCOs)	38,168	44,536	(6,368)	(14.3)
NCOs as a % of average loans and leases	0.30%	0.37%

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($4.1 million for 2006 and $0.8 million for 2005) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and certificates of deposit less than $100,000.